Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of WPCS International Incorporated on Form S-8 of our report dated July 28, 2016, with respect to our audits of the consolidated financial statements of WPCS International Incorporated and Subsidiaries as of April 30, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of WPCS International Incorporated for the year ended April 30, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

February 21, 2017